Exhibit 5
                   (Letterhead of Leonard W. Burningham, Esq.)

March 8, 2004



Tintic Gold Mining Company
3131 Teton Drive
Salt Lake City, Utah 84109

Re: Opinion concerning the legality of the securities to be issued pursuant to the Registration Statement on Form S-8 to be filed by Tintic Gold Mining Company, a
          Utah corporation

Board of Directors:

          As counsel for Tintic Gold Mining Company, a Utah corporation (the "Company"), and in connection with the issuance of 80,556 shares of the Company's $0.001 par value common stock (the "Securities") to five (5) individuals pursuant to the the Company's 2002 Stock Option/Stock Issuance Plan and its 2003 Stock Option/Stock Issuance Plan, copies of which are incorporated herein by reference (the "2002 Plan" and the "2003 Plan" [collectively, the "Plans"]), I have been asked to render an opinion as to the legality of these Securities, which are to be covered by a Registration Statement to be filed by the Company on Form S-8 of the Securities and Exchange Commission (the "Commission"), and as to which this opinion is to be filed as an exhibit.

          As you are aware, no services to be performed and billed to you which are in any way related to a "capital raising" transaction may be paid by the issuance of Securities pursuant to the Plan; none can be services that promote or maintain a market for the Securities; and none can be services that were in connection with a "reverse" merger, reorganization or similar transaction involving the Company.

          I presently own approximately 170,000 "restricted shares" of the Company's common stock.

          In connection with rendering my opinion, which is set forth below, I have reviewed and examined originals or copies of the following documents respecting the Company, to-wit:

          1.   Articles of Incorporation and all amendments thereto;

          2.   Bylaws;

          3.   10-KSB Annual Report for the year ended December 31,
2002, filed with the Commission on or about April 11, 2003 and its 10-KSB Annual Report for December 31, 2003 filed on or about March 9, 2004;

          4. 10-QSB Quarterly Reports for the past twelve months or for such shorter period for which the Company was required to file such reports;

          5.   Copies of the Plans;

          6. The Unanimous Consents or minutes of meetings of the Board of Directors adopting the Plans, and designating the name of the Plans and the name, address and telephone number of the Plans' Agent; and

          7. Correspondence with the six individual participants in the Plans regarding the types of services rendered and to be rendered, and discussions with them relating to Securities Act Release No. 33-7646, dated February 26, 1999; and their responses.

          I have also examined various other documents, books, records, instruments and certificates of public officials, directors, executive officers and agents of the Company, and have made such investigations as I have deemed reasonable, necessary or prudent under the circumstances. Also, in rendering this opinion, I have reviewed various statutes and judicial precedence as I have deemed relevant or necessary.

          Further, as special counsel for the Company, I have discussed the items relied upon in rendering this opinion and the documents I have examined with one or more directors and executive officers of the Company, and in all instances, I have assumed the genuineness of all signatures, the legal capacity of natural persons, the authenticity of all documents submitted to me as originals, the conformity with the original documents of all documents submitted to me as certified or photostatic copies and the authenticity of the originals of such copies. I have further assumed that the recipients of these Securities under the Plans will have paid the consideration required under the terms of the Plans prior to the issuance of the Securities, and that none of the services performed by the recipients shall be related to "capital raising" transactions or will be services that promote or maintain a market in the Company's Securities or were services that were in connection with a "reverse" merger, reorganization or similar transaction involving the Company.

          I have also provided the individual participants in the Plans with copies of the Plans and have provided them with the web site of the Commission for viewing the reports referred to in paragraphs 3 and 4 above.

          Based upon the foregoing and in reliance thereon, it is my opinion that, subject to the limitations set forth in the Plans, the Securities to be issued pursuant to the Plans will, upon their issuance and delivery to the recipients thereof, after receipt of full payment therefor, be deemed duly and validly authorized, legally issued and fully paid and non-assessable under the Utah Revised Business Corporation Act.

          This opinion is expressly limited in scope to the Securities described herein and which are to be expressly covered by the above referenced Registration Statement and does not cover any subsequent issuances of any securities to be made in the future pursuant to any other plans, if any, pertaining to services performed in the future. Any such transactions are required to be included in a new Registration Statement or a post-effective amendment to the above referenced Registration Statement, which will be required to include a revised or a new opinion concerning the legality of the Securities to be issued.

          Further, this opinion is limited to the corporate laws of the State of Utah and the securities laws, rules and regulations of the United States, and I express no opinion with respect to the laws of any other jurisdiction.

          I consent to the filing of this opinion with the Commission as an exhibit to the above referenced Registration Statement; however, this opinion is not to be used, circulated, quoted or otherwise referred to for any other purpose without my prior written consent.

          This opinion is based upon my knowledge of the law and facts as of the date hereof, and I assume no duty to communicate with you with respect to any matter which may hereafter come to my attention.

                              Yours very sincerely,

                              /s/ Leonard W. Burningham

                              Leonard W. Burningham

LWB/sr
cc: Tintic Gold Mining Company